Exhibit 99.1

Fibrocell Expects Significant Cost Savings from Wind-Down of azficel-T Operations

EXTON, PA - June 29, 2016 - Fibrocell Science, Inc. (NASDAQ: FCSC) today announced significant cost savings are expected from the wind-down of its azficel-T operations and that the Company is focusing its efforts and resources on its gene therapy portfolio of product candidates that are developed in conjunction with Intrexon Corporation-FCX-007 for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), FCX-013 for the treatment of linear scleroderma, and genetically-modified fibroblasts for the treatment of arthritis and related conditions.

“We believe our innovative gene therapy programs have the potential to be transformative for patients suffering from debilitating genetic diseases that have few treatment options,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell. “We are uniquely positioned to leverage our versatile autologous fibroblast technology with our collaborator Intrexon’s genetic engineering expertise to be a leader in developing cell-based gene therapies. Earlier this month, we initiated adult patient recruitment in our Phase I/II clinical trial for FCX-007 and expect to enroll the first subject shortly.”

With the focus now on its gene therapy portfolio, Fibrocell is actively seeking an acquiror for azficel-T and is winding down azficel-T manufacturing and related operations at its Exton, PA facility and reducing the workforce that supports such operations. Fibrocell expects that these measures will result in significant cost savings and believes its monthly cash burn for the remainder of 2016 will decrease to an average of approximately $1.6 million, as compared to a year-to-date monthly average of $2.2 million. Resources supporting the Company’s gene therapy programs are unaffected.

Mr. Pernock continued, “Our announcement today provides a strong foundation for future growth. However, this decision impacts many of our talented team members. I want to personally thank those affected for their dedication and contributions to Fibrocell.”

About FCX-007

FCX-007 is Fibrocell's clinical-stage, gene-therapy product candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), a congenital and progressive orphan skin disease caused by the deficiency of the protein type VII collagen (COL7).  FCX-007 is a genetically-modified autologous fibroblast that encodes the gene for COL7 and is being developed in collaboration with Intrexon.  By genetically modifying autologous fibroblasts ex vivo to produce COL7, culturing them and then treating wounds locally via injection, FCX-007 offers the potential to address the underlying cause of the disease by providing high levels of COL7 directly to the affected areas while avoiding systemic distribution. To learn more about the FCX-007 Phase I/II clinical trial, please visit www.clinicaltrials.gov and search the identifier NCT02810951.

About FCX-013

FCX-013 is Fibrocell’s gene-therapy product candidate for the treatment of linear scleroderma, a chronic autoimmune disease characterized by thickening of the skin and connective tissue that can be debilitating and painful. FCX-013 is an autologous fibroblast cell genetically modified to express a protein to breakdown excess type I collagen and type III collagen at the site of the localized disease and is also being developed in collaboration with Intrexon. FCX-013 incorporates Intrexon’s proprietary RheoSwitch Therapeutic System®, a biologic switch activated by an orally administered compound which allows control of future protein expression once the initial fibrosis has been resolved.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin, connective tissue and joints using genetically-modified autologous fibroblasts.  Fibrocell’s most advanced gene-therapy product candidate, FCX-007, is entering a Phase I/II trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its gene-therapy product candidate for the treatment of linear scleroderma. Both FCX-007 and FCX-013 are being developed in collaboration with Intrexon Corporation, a leader in synthetic biology. In addition, Fibrocell and Intrexon are in collaboration to develop a gene therapy for the treatment of arthritis and related conditions.  For more information, visit www.fibrocell.com or follow us on Twitter at @Fibrocell.

Trademarks

Fibrocell, the Fibrocell logo and Fibrocell Science are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: Fibrocell’s focus on the advancement of its gene therapy programs; the cost savings expected from the wind-down of azficel-T operations; expected average monthly cash burn for the remainder of 2016; expected enrollment of the first adult subject in the Phase I/II clinical trial of FCX-007; the potential advantages of Fibrocell’s product candidates; and other statements regarding Fibrocell’s future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: Fibrocell’s ability to obtain additional capital to fund its operations; unanticipated or excess costs relating to the wind-down of azficel-T operations and the development of Fibrocell’s gene therapy product candidates; FDA allowance to treat pediatric subjects in the Phase II portion of the Phase I/II clinical trial of FCX-007; uncertainties relating to the initiation and completion of pre-clinical and clinical trials; whether pre-clinical and clinical trial results will validate and support the safety and efficacy of Fibrocell’s product candidates; Fibrocell’s ability to maintain its collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor Relations Contact:
John Woolford
443.213.0506
john.woolford@westwicke.com